THIRD AMENDMENT TO REVOLVING CREDIT AND

LETTER OF CREDIT LOAN AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AND LETTER OF CREDIT LOAN AGREEMENT (this “Amendment”) is entered into this the 27th day of February, 2006 (effective February 28, 2006) by and between, U.S. XPRESS ENTERPRISES, INC., a Nevada corporation (the “Borrower”), and SUNTRUST BANK, BANK OF AMERICA, N.A., LASALLE BANK, NATIONAL ASSOCIATION, BRANCH BANKING AND TRUST COMPANY, NATIONAL CITY BANK, REGIONS FINANCIAL CORPORATION (collectively the “Lenders”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS:

A.           The Borrower, Administrative Agent and the Lenders previously entered into that certain Revolving Credit and Letter of Credit Loan Agreement dated October 14, 2004 (as previously amended and as it may be amended from time to time, the “Credit Agreement”).

B.           The Borrower, Administrative Agent and the Lenders desire to further amend the Agreement to: (i) consent to Borrower’s (or a Subsidiary of Borrower’s) purchase of capital stock of ATS Acquisition Holding Co. (“Arnold Transportation”), the parent company of Arnold Transportation Services, Inc. which shall result in Borrower (or an existing Subsidiary of Borrower) owning not less than eighty percent (80%) of the outstanding capital stock of Arnold Transportation; (ii) consent to Borrower’s (or a Subsidiary of Borrower’s) purchase of capital stock of Transportation Investments, Inc. (the parent company of Total Transportation of Mississippi L.L.C.), Transportation Assets Leasing Inc., and Total Logistics Inc. (collectively, the “Total Companies”), which shall result in Borrower or a Subsidiary of Borrower owning not less than eighty percent (80%) of the outstanding capital stock of each of the Total Companies; (iii) consent to the use of proceeds of a Revolving Loan to purchase the shares described in subsections (i) and (ii) of this paragraph; (iv) to allow the existing Indebtedness of Arnold Transportation and the Total Companies under the terms of the Credit Agreement; (v) to allow existing Liens securing the Indebtedness described in subsection (iv) of this paragraph under the terms of the Credit Agreement, and (vi) amend certain financial covenants under the Credit Agreement as set forth below to reflect the transactions described in this paragraph.

C.            Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Borrower, Administrative Agent and the Lenders executing this Amendment agree as follows:

1.            Consent of Lenders to Stock Purchase. The Lenders and Administrative Agent consent to the following transactions: (i) the purchase by Borrower or a Subsidiary of Borrower of capital stock of Arnold Transportation which shall result in ownership of no less than eighty percent (80%) of all the issued and outstanding voting shares of Arnold Transportation by Borrower or a Subsidiary of Borrower, for an amount not to exceed $5,000,000; and (ii) the purchase by Borrower or a Subsidiary of Borrower of capital stock of each of the Total Companies which shall result in ownership of no less than eighty percent (80%) of all the issued and outstanding voting shares of each of the Total Companies by Borrower or a Subsidiary of Borrower, for an aggregate amount not to exceed $3,000,000. The Lenders and Administrative Agent further consent to any future purchases by Borrower or a Subsidiary of Borrower of additional capital stock of Arnold Transportation and/or the Total Companies pursuant to the terms of the Amended and Restated Shareholders Agreement dated February 28, 2006 among the stockholders of Arnold Transportation (the “Arnold Shareholders Agreement”) or the Amended and Restated Shareholders Agreement dated February 28, 2006 among the shareholders of the Total Companies (the “Total Shareholders Agreement”). The Administrative Agent and the Lenders agree and acknowledge that the purchases of shares of Arnold Transportation and the Total Companies as described in this paragraph will not violate Section 7.4 of the Credit Agreement. The Borrower represents and warrants that following the purchase of the shares described in this Section, Borrower or a Subsidiary of Borrower will hold all right, title and interest in such shares free and clear of any liens (other than a Lien in favor of the Administrative Agent for the Lenders, if any) and that there are no other classes of equity stock of Arnold Transportation or the Total Companies.

2.            Use of Proceeds of Revolving Loans. The Lenders and the Administrative Agent agree and acknowledge that the purchase of shares by Borrower or a Subsidiary of Borrower described in Section 1 above with Revolving Loans, will not violate Section 5.9 of the Credit Agreement concerning “Use of Proceeds and Letters of Credit.”

3.            Amendment to Section 1.1. Section 1.1 of the Credit Agreement concerning “Definitions” is amended by the addition of the following definitions in alphabetical order:

“Arnold Transportation Credit Facility” shall mean that certain Credit Agreement, dated as of December 8, 2004 by and between ATS Merger Co., ATS Acquisition Holding Co., and LaSalle Bank, National Association.

“Total Transportation Credit Facility” shall mean that certain Loan Agreement, dated as of May 10, 2005, by and between Total Transportation of Mississippi LLC and SunTrust Bank, as the same has been amended from time to time.

The following sentence is added to the definition of “Acquisition”: In the event a Person shall become a Subsidiary under subsection (a), it shall be deemed a Subsidiary for the fiscal quarter in which such Acquisition occurred and the three preceding fiscal quarters, for purposes of calculating the financial covenants under Article VI.

4.            Amendment to Section 6.4. Section 6.4 of the Credit Agreement concerning "Consolidated Tangible Net Worth" is deleted and the following is substituted in lieu thereof:

Section 6.4        Consolidated Tangible Net Worth. The Borrower will not permit its Consolidated Tangible Net Worth at any time to be less than $112,000,000 plus 50% of Consolidated Net Income on a cumulative basis for all preceding fiscal quarters of the Borrower, commencing with the fiscal quarter ending June 30, 2006; provided, that if Consolidated Net Income is negative in any fiscal quarter the amount added for such fiscal quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous fiscal quarter. The amount of Consolidated Tangible Net Worth set forth above shall be increased by 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private offering of common stock of the Borrower after March 31, 2006. Promptly upon the consummation of such offering, the Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity.”

5.            Amendment to Section 7.1. Section 7.1 of the Credit Agreement concerning “Indebtedness” is amended to allow additional permitted Indebtedness by adding the following as subsections (n), (o), (p) and (q) thereto:

(n)          Indebtedness evidenced by the Arnold Transportation Credit Facility in a principal amount not to exceed $25,000,000;

(o)          Indebtedness evidenced by the Total Transportation Credit Facility in a principal amount not to exceed $7,500,000;

(p)          Existing Indebtedness of Arnold Transportation (other than Indebtedness described in clause (n) above) that is permitted under the terms of the Arnold Transportation Credit Facility and which is set forth in Schedule 7.1(p) attached hereto; and

(q)          Existing Indebtedness of the Total Companies (other than Indebtedness described in clause (o) above) that is permitted under the terms of the Total Transportation Credit Facility and which is set forth in Schedule 7.1(q) attached hereto.

6.            Amendment to Section 7.2. Section 7.2 of the Credit Agreement concerning “Negative Pledge” is amended to allow existing Liens which secure the Indebtedness described in Section 7.1(n) and (o) of the Credit Agreement, by deleting subsection (i) and adding the following as subsections (i), (j) and (k) thereto:

(i)	existing Liens securing the Arnold Transportation Credit Facility;
(j)	existing Liens securing the Total Transportation Credit Facility; and

(k)          extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (j) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

7.            Amendment to Section 8.1. Section 8.1 of the Credit Agreement concerning “Events of Default” is amended by adding subsection (p) thereto as an additional Event of Default:

(p) a default (subject to any cure period, grace period or any waiver thereof) exists and is continuing under the Arnold Transportation Credit Facility or the Total Transportation Credit Facility.

8.            Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)          The Lenders shall have received this Amendment duly executed by the Borrower and the Guarantors;

(b)          The representations and warranties in the Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;

(c)          The Borrower shall have delivered all material agreements with Arnold Transportation and the Total Companies concerning the acquisition described in Section 1 of this Amendment including the Arnold Shareholder Agreement and the Total Shareholder Agreement;

(d)	No Default shall exist; and

(e)          In consideration for the consents by the Required Lenders to this Amendment, the Borrower shall pay, concurrently with the execution hereof, an amendment fee equal to five hundredths of one percent (5 bps) of the Aggregate Revolving Commitments of the Lenders consenting to this Amendment on or before February 27, 2006. Such fee shall be paid to the Administrative Agent for payment to such consenting Lenders on a pro rata basis.

9.            Representation and Warranty Concerning Acquisition. The Borrower represents and warrants that the acquisition of capital stock of Arnold Transportation and the Total Companies as described in Section 1, will not constitute a Default under the Credit Agreement (as amended by this Amendment) on the Closing Date and such acquisition shall not cause the Borrower to be in Default under the Credit Agreement on a pro forma basis. The Borrower represents and warrants that the acquisition of capital stock of Arnold Transportation and Total Transportation as described in Section 1 will not constitute a default under any other Indebtedness or other agreements to which it (or a subsidiary) is a party.

10.          Additional Subsidiary Documents. The Borrower acknowledges and agrees that upon the acquisition of shares of Arnold Transportation and Total Transportation as described in Section 1, each of such entities shall constitute Subsidiaries, and the Borrower shall cause each such Subsidiary to deliver the documents as required under Section 5.10 of the Credit Agreement; subject to Indebtedness, Liens and other transactions permitted by the Credit Agreement, as amended.

11.          Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of this Amendment.

12.          Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13.          Severability; Headings. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The section and subsection headings used in this Amendment are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

14.          Continuing Effect Upon Other Documents. This Amendment shall not constitute an amendment or waiver of any other provision of the Credit Agreement not expressly referred to herein and, except to the extent that the Credit Agreement has been amended hereby, shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lenders or the Administrative Agent. Except as expressly amended, modified or supplemented hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

15.          GOVERNING LAW. THIS AMENDMENT AND ALL PRIOR AMENDMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ENTERED INTO as of the date first above written.

BORROWER:

U.S. XPRESS ENTERPRISES, INC.

By: /s/Ray M. Harlin

Title: Assistant Secretary

LENDERS:

SUNTRUST BANK

as Administrative Agent, as an Issuing Bank,

as Swingline Lender and as a Lender

By:/s/ William H. Crawford

Title: Director

[additional signature lines continued on following pages]

BANK OF AMERICA, N.A., as Issuing Bank for Existing Letters of Credit and as a Lender

By: /s/Andrew Bunten

Title: Vice President

LASALLE BANK, NATIONAL ASSOCIATION

By: /s/Nick T. Weaver

Title: Senior Vice President

BRANCH BANKING AND TRUST COMPANY

By: /s/Jim Vavalides

Title: Senior Vice President

NATIONAL CITY BANK

By: /s/John Ankerman

Title: Senior Vice President

REGIONS FINANCIAL CORPORATION

By: /s/Elaine B. Passman

Title: Vice President

Guarantor Consent

Each of the undersigned Guarantors: (i) consent and agree to this Amendment and (ii) agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with their respective terms.

GUARANTORS:

U.S. Xpress, Inc.
U.S. Xpress Leasing, Inc.
Xpress Air, Inc.
Xpress Company Store, Inc.
Xpress Global Systems, Inc.
Xpress Colorado, Inc.
Cargo Movement Corp.
Xpress Nebraska, Inc.
Xpress Waiting, Inc.

Colton Xpress, LLC

Xpress Holdings, Inc.

By:/s/Ray M. Harlin

Name:   Ray M. Harlin

Authorized Officer of above Guarantors

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